UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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The RBB Fund, Inc.

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ABBEY CAPITAL FUTURES STRATEGY FUND
(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)
615 East Michigan Street
Milwaukee, WI 53202

August 29, 2017

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of a new trading advisory agreement with a new trading adviser.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of a new trading advisory agreement with a new trading adviser of the Fund. The approval of the new trading advisory agreement as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia
President
The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
 AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com/

ABBEY CAPITAL FUTURES STRATEGY FUND
(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)
615 East Michigan Street
Milwaukee, WI 53202

INFORMATION STATEMENT

August 29, 2017

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding a new trading advisory agreement among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Welton Investment Partners LLC (“Welton”) and Abbey Capital Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the “Subsidiary”). THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 29 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets between a "Managed Futures" strategy and a "Fixed Income" strategy. The Managed Futures strategy is achieved by the Fund investing up to 25% of its total assets in the Subsidiary. The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the Subsidiary to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser.

In addition to Welton, the Fund’s Trading Advisers consist of the following existing Trading Advisers: Altis Partners (Jersey) Limited, Aspect Capital Limited, Cantab Capital Partners LLP, Conquest Capital LLC, Eclipse Capital Management, Inc., Graham Capital Management, LP, Harmonic Capital Partners LLP, P/E Global, LLC, Revolution Capital Management, LLC, and Trigon Investment Advisors LLC.

The Adviser may allocate assets of the Subsidiary to a single Managed Futures portfolio or multiple Managed Futures portfolios that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (“SEC”) as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund's assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund's Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to "cover" open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund's derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Subsidiary's assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund's investment objective, policies, strategies and restrictions, and monitors each Trading Adviser's adherence to its investment style. The Board of Directors of the Company (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiary may be actively managing assets for the Subsidiary at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate Subsidiary assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser's view of the Trading Adviser's current opportunities, changes in a Trading Adviser's personnel or a Trading Adviser's adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of the Fund’s average annual net assets, payable on a monthly basis in arrears. Prior to February 28, 2017, the Fund compensated the Adviser for its services at the annual rate of 1.97% of its average daily net assets. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered four classes of shares: Class I Shares, Class A Shares, Class C Shares and Class T Shares. Class T Shares are not currently available for sale. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.79%, 2.04%, 2.79% and 2.04% of the Fund's average daily net assets attributable to Class I Shares, Class A Shares, Class C Shares and Class T Shares, respectively. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.79%, 2.04%, 2.79% or 2.04%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until April 30, 2018 and may not be terminated without the approval of the Board. If at any time the Advisory Agreement is in effect, the Fund's total annual fund operating expenses for a year are less than 1.79%, 2.04%, 2.79% or 2.04%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement. With interest expense included, the Fund’s net expense ratios are 1.81% for Share Class I, 2.06% for Share Class A, 2.81% for Share Class C and 2.06% for Share Class T,1 net of the expense reimbursement.

Welton Investment Partners LLC and the Welton Agreement

At a regular meeting of the Board held on February 16, 2017, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among the Adviser, Welton and the Subsidiary (the “Welton Agreement”). The Welton Agreement became effective on June 1, 2017.

The terms and conditions of the Welton Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Welton under the Welton Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Welton Agreement, Welton receives a fee from the Adviser to manage a portion of the assets of the Subsidiary allocated to Welton by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiary out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Welton Agreement been in effect during the last fiscal year.

[1]	Interest Expense and Other Expenses for Class T Shares are estimated for the current fiscal year.

The Welton Agreement provides that Welton shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of the Welton Agreement and the Supplemental Trading Agreement entered into by the Adviser and Welton in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiary and the Fund in relation to the Subsidiary set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Board that have been furnished in writing to Welton, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all federal and state laws applicable to the Subsidiary and Welton’s duties under this Agreement, all as may be in effect from time to time.

The Welton Agreement provides that Welton may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by Welton, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Welton agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Welton currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given Welton’s current accounts and all proposed accounts for which Welton has a contract to act as a CTA.

The Welton Agreement provides that it will continue in effect for an initial term ending August 16, 2018, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Welton, cast in person at a meeting called for the purpose of voting on such approval. The Welton Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Welton, by Welton upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Welton, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Welton Agreement also automatically terminates upon termination of the Advisory Agreement.

The Welton Agreement provides that Welton shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from Welton’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Welton be liable for any loss arising out of any act or omission taken by another trading adviser, or any other third party, in respect of any portion of the Fund’s assets not managed by Welton.

The Welton Agreement provides that Welton shall indemnify the Adviser, the Company, the Fund and the Subsidiary, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, which the Adviser Indemnified Persons may sustain as a result of Welton’s breach of the Welton Agreement or its representations and warranties therein or as a result of Welton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser Indemnified Person's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Welton Agreement provides that the Adviser shall indemnify Welton, its affiliates and its controlling persons (the “Welton Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of the Welton Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Welton Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Welton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Welton. Welton is a Delaware limited liability company formed in June 2014 to provide all of the investment advisory and day-to-day operational services previously assumed by Welton Investment Corporation (its “predecessor”), a Delaware corporation that merged in May 1997 with a California corporation originally formed in 1988. Welton’s main office is located at Eastwood Building, San Carlos between 5th and 6th, P.O. Box 6147, Carmel, California 93921, United States. Welton is registered with the CFTC as both a CTA and a Commodity Pool Operator (“CPO”) and is a member of the National Futures Association (“NFA”) in such capacities. Welton is also registered with the SEC as an investment adviser. Welton’s Trend program utilizes select medium and long-term trend-following models to capture specific recurrent market phenomena generated by behavioral inefficiencies amongst capital market participants. The systematic portfolio embeds risk management at multiple layers to ensure a stable risk profile over time. As of July 31, 2017, Welton had approximately $815 million in assets under management.

Portfolio Managers.

Patrick Welton (Chief Executive Officer and Chief Investment Officer): Dr. Welton is Co-Founder of the firm and serves as the CEO and CIO. He has been an active investor for more than three decades, an investment manager since 1989, and actively contributes to the firm’s ongoing research. Dr. Welton has served on committees for the Managed Funds Association (MFA) and as a prior member of the Board of Directors of the NFA. He speaks at numerous conferences globally every year, participates in panel presentations, and has authored numerous articles about alternative investments, macroeconomic impacts on markets, and investment theory. Dr. Welton serves as Vice Chair of the Board of Montage Health and Chairs its pension and foundation investment committee. He serves as a Director of the Panetta Institute of Public Policy where he also serves on its investment committee. In the late 1990’s, he co-founded Axios Data Analysis, one of the first large scale data analytics firms focused on healthcare data. His former research experience includes molecular biological work in gene sequencing, biophysics with a focus on positron emission neurofunctional brain imaging, and oncology through clinical cancer trials during a nearly 20 year period as Clinical Professor at Stanford University Hospital. He holds undergraduate, doctoral and postdoctoral degrees from the University of Wisconsin, University of California, Los Angeles (UCLA) and Stanford University, respectively.

Justin Balas, CAIA (Head of Quantitative Macro Group): Mr. Balas is a principal of the firm and oversees the firm’s proprietary research and product development for the Quantitative Macro Group. He also oversees multi-strategy portfolio allocation in conjunction with the firm’s Portfolio Science and Global Trading Operations and Oversight teams. Mr. Balas’ past experience includes open outcry markets as well as quantitative trading and portfolio management.  Prior to Welton, he ran a quantitative equity and derivatives portfolio specializing in high-frequency equities trading and implied volatility spread strategies between equity index options.  Mr. Balas holds an MBA in Finance and Innovation Entrepreneurship from Northeastern University, is a graduate of the Stanford Executive Program and holds a BA from UC Santa Cruz.  He also holds the CAIA designation.  Mr. Balas joined the firm in 2004.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Welton indicating position(s) held with Welton. The address of each individual is c/o Welton at the address noted above.

Name	Position(s) Held with Welton
Justin Balas	Head of Quantitative Macro Group
Arthur Bell	Director
Guillaume Detrait	Chief Operating Officer & Chief Enterprise Risk Officer
Justin Dew	Director of Strategic Development
Christopher Keenan	Director of Marketing
Todd Merrell	Director of Finance
David Nowlin	Chief Compliance Officer
Donald Putnam	Director
Annette Welton	Co-Founder and Chair
Dr. Patrick Welton	Chief Executive Officer & Chief Investment Officer

Other Advisory Clients. Welton does not act as investment adviser or sub-adviser to any other registered investment company having a similar investment objective to that of the Fund.

Board’s Considerations in Approving the Welton Agreement

The Board, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved the Welton Agreement at a meeting held on February 16, 2017 (the “Meeting”). In considering the Welton Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Welton; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Welton’s investment philosophies and processes; (iv) Welton’s assets under management and client descriptions; (v) Welton’s soft dollar commission and trade allocation policies; (vi) Welton’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Welton’s compliance procedures; and (viii) Welton’s financial information and insurance coverage.

The Board considered the nature, extent, and quality of services to be provided by Welton. The Board also considered the fees payable to Welton under the proposed Welton Agreement and the services to be provided by Welton. In this regard, the Board noted that the fees for Welton were payable by the Adviser.

After reviewing the information regarding the Adviser’s and Welton’s costs, profitability and economies of scale, and after considering the services to be provided by Welton, the Board concluded that the trading advisory fees to be paid by the Adviser to Welton were fair and reasonable and that the Welton Agreement should be approved for an initial period ending August 16, 2018.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2016, after waivers, the Fund paid advisory fees to the Adviser of $8,995,921, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $3,762,217.

As of July 31, 2017 (the “Record Date”) the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2016, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of July 31, 2017, the Adviser had over $3.2 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the NFA. Abbey Capital serves as the Fund's and Subsidiary's investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Non-Executive Chairman
Peter G. Carney	Chief Financial Officer
Anthony Gannon	Director and Chief Executive Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Andrew Meleady	Chief Operating Officer and Chief Compliance Officer
Mick Swift	Director and Deputy Chief Executive Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. Prior to February 28, 2017, the Fund compensated the Adviser for its services at the annual rate of 1.97% of its average daily net assets. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiary and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 777 East Wisconsin Avenue, 6th Floor, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its February 28, 2017 semi-annual report and August 31, 2016 annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202. The Fund's annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6484.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Futures Strategy Fund
Class I	67,778,406.460
Class A	1,364,586.506
Class C	834,486.388
Class T	None

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of July 31, 2017
Abbey Capital Futures Strategy Fund — Class I	Charles Schwab & Co., Inc. Special Custody Acct FBO Customers ATTN: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4122	17,073,861.920	25.20%
Abbey Capital Futures Strategy Fund — Class I	Morgan Stanley Smith Barney LLC Special Custody Acct For The Exclusive Benefit Of Customers Of MSSB 1300 Thames St Wharf, 6th Floor Baltimore, MD 21231-3496	13,570,349.267	20.03%
Abbey Capital Futures Strategy Fund — Class I	Merrill Lynch Pierce Fenner & Smith, For The Sole Benefit Of Customers 4800 Deer Lake Drive East Jacksonville, FL 32246-6484	12,238,249.932	18.06%
Abbey Capital Futures Strategy Fund — Class I	National Financial Services LLC For The Exclusive Benefit Of Our Customers ATTN: Mutual Funds Department, 4th Floor 499 Washington Blvd Jersey City, NJ 07310	6,964,693.335	10.28%
Abbey Capital Futures Strategy Fund — Class I	Well Fargo Bank NA FBO Omnibus Account Cash/Cash P.O. Box 1533 Minneapolis, MN 55480-1533	6,750,542.622	9.96%
Abbey Capital Futures Strategy Fund — Class I	UBS WM USA Omni Account M/F 1000 Harbor Blvd, 5th Floor Weehawken, NJ 07086	4,719,850.109	6.96%
Abbey Capital Futures Strategy Fund — Class A	Morgan Stanley Smith Barney LLC Special Custody Acct For The Exclusive Benefit Of Customers Of MSSB 1300 Thames St Wharf, 6th Floor Baltimore, MD 21231-3496	755,214.352	55.28%
Abbey Capital Futures Strategy Fund — Class A	UBS WM USA Omni Account M/F 1000 Harbor Blvd, 5th Floor Weehawken, NJ 07086	333,624.034	24.42%
Abbey Capital Futures Strategy Fund — Class A	National Financial Services LLC For The Exclusive Benefit Of Our Customers ATTN: Mutual Funds Department, 4th Floor 499 Washington Blvd Jersey City, NJ 07310	161,313.940	11.81%
Abbey Capital Futures Strategy Fund — Class A	Charles Schwab & Co., Inc. Special Custody Account FBO Customers 101 Montgomery Street San Francisco, CA 94104-4151	105,714.812	7.74%
Abbey Capital Futures Strategy Fund — Class C	Morgan Stanley Smith Barney LLC Special Custody Acct For The Exclusive Benefit Of Customers Of MSSB 1300 Thames St Wharf, 6th Floor Baltimore, MD 21231-3496	641,004.309	76.81%
Abbey Capital Futures Strategy Fund — Class C	UBS WM USA Omni Account M/F 1000 Harbor Blvd, 5th Floor Weehawken, NJ 07086	132,712.214	15.90%
Abbey Capital Futures Strategy Fund — Class C	National Financial Services LLC For The Exclusive Benefit Of Our Customers ATTN: Mutual Funds Department, 4th Floor 499 Washington Blvd Jersey City, NJ 07310	54,770.679	6.56%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

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